Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement No. 333-185142, No. 333-117857 and No. 333-58642 on Form S-8 for Pacific Premier Bancorp, Inc., the Registration Statement No. 333-197673 and No.333-193670 on Form S-3 for Pacific Premier Bancorp, Inc., and No. 333-215620 on Form S-4 for Pacific Premier Bancorp, Inc., of our report dated March 4, 2016 with respect to the consolidated statement of financial condition of Pacific Premier Bancorp, Inc. and Subsidiaries as of December 31, 2015, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc and Subsidiaries for the year ended December 31, 2016.

/s/ Vavrinek, Trine, Day & Co., LLP
Laguna Hills, California
March 16, 2017